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                                                                   EXHIBIT 10.14

                              REINSURANCE AGREEMENT

                        EFFECTIVE DATE: December 22, 2005

                                     BETWEEN

                      GREAT AMERICAN LIFE ASSURANCE COMPANY
                                 OF PUERTO RICO
                            1052 Munoz Rivera Avenue
                       Rio Piedras, Puerto Rico 00936-3786

                 (Referred to in this Agreement as the Company)

                                       AND

                         SEGUROS DE VIDA TRIPLE-S, INC.
                           1441 F. D. Roosevelt Avenue
                        San Juan, Puerto Rico 00936-3628

                (Referred to in this Agreement as the Reinsurer)

                                                      COINSURANCE FUNDS WITHHELD

DECEMBER 15, 2005

                                       1

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                                TABLE OF CONTENTS

Article I               Preamble

Article II              Automatic Reinsurance

Article III             Liability

Article IV              Reinsured Risk Amount

Article V               Premium Accounting

Article VI              Coinsurance Funds Withheld

Article VII             Reductions, Terminations and Changes

Article VIII            Warranties and Covenants

Article IX              Claims

Article X               Recapture

Article XI              General Provisions

Article XII             Insolvency

Article XIII            Reinsurer's Right of Notice of Unusual Practices

Article XIV             Arbitration

Article XV              Confidentiality

Article XVI             Duration of Agreement

Article XVII            Eligible Policies and Execution

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Exhibit A               Retention Limits of the Company

Exhibit B               Plans Covered

Exhibit C               Automatic Binding Limits

Exhibit D-1             Procedures For Reporting

Exhibit D-2             Request For Financial Reporting Information

Exhibit E               Reinsurance Premium Rates, Administrative Expense
                        Allowances and Commission Allowances

Exhibit F               Assets To Be Held in Trust

Exhibit G               Trust Agreement

Exhibit H               Accounting and Cash Transfer Provisions

                                       3

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                                    ARTICLE I

                                    PREAMBLE

1) Parties to the Agreement. This is a Coinsurance Funds Withheld Agreement for indemnity reinsurance (the "Agreement") solely between Seguros de Vida Triple-S, Inc., San Juan, Puerto Rico (the "Reinsurer"), and Great American Life Assurance Company of Puerto Rico a/k/a Great American PR, Rio Piedras, Puerto Rico (the "Company"), collectively referred to as the "parties".

      The acceptance of risks under this Agreement will create no right or legal relationship between the Reinsurer and the insured, owner or beneficiary of any insurance policy or other contract of the Company.

      The Agreement will be binding upon the Company and the Reinsurer and their respective successors and assigns.

2) Compliance. This Agreement applies only to the issuance of insurance by the Company in a jurisdiction in which it is properly licensed.

      The Company represents that it is in compliance with all laws applicable to the business reinsured under this Agreement. In the event that the Company is found to be in non-compliance with any law material to this Agreement, the Agreement will remain in effect and the Company will indemnify the Reinsurer for any loss (including any costs and expenses relating to such loss) the Reinsurer suffers as a result of the non-compliance, and will seek to remedy, at the Company's sole expense, the non-compliance immediately upon discovery thereof.

3) Construction. This Agreement will be construed in accordance with the laws under the Commonwealth of Puerto Rico.

4) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the business reinsured hereunder. There are no understandings between the parties other than as expressed in this Agreement. Any change or modification to this Agreement will be null and void unless made by amendment to this Agreement and signed by both parties.

5) Severability. If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not impair or affect the validity or the enforceability of the remaining provisions of this Agreement.

6) Assignment. Neither party may assign, transfer, sell, convey or otherwise dispose of any of its rights, duties or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that the parties acknowledge and agree that the Reinsurer may retrocede any or all of its reinsured net amount at risk hereunder.

                                                             ...END OF ARTICLE I
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                                   ARTICLE II

                              AUTOMATIC REINSURANCE

1) General Conditions. On and after the effective date of this Agreement, the Company will automatically cede, in respect of all new business written as of and after the effective date, to the Reinsurer that portion (69%) of the life insurance, annuities, accident and supplemental health, supplementary benefits, and riders referred to in Exhibit B, net of Third Party = Reinsurers.

      The Reinsurer will automatically accept its share of the above-referenced policies up to the limits shown in Exhibit C and will pay its share of claims made against or under such policies (as of and after the effective date), provided that:

      a. the Company keeps its full retention, as specified in Exhibit A, or otherwise holds its full retention on a life under previously issued inforce policies (and does not transfer, assign, convey, reinsure or otherwise dispose of such retention without the Reinsurer's prior written consent);

      b.    The insured is a resident of a territory listed in Exhibit C.

                                                            ...END OF ARTICLE II
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                                   ARTICLE III

                                    LIABILITY

1) The Reinsurer's liability will commence on December 22, 2005 and will continue in accordance with the terms and conditions of this Agreement, and will end at the same time as that of the Company as specified in the terms of each of the policies subject to reinsurance by the Reinsurer hereunder. Payment by the Company to the Reinsurer of reinsurance premium is a condition precedent to the Reinsurer's liability hereunder.

                                                           ...END OF ARTICLE III
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                                   ARTICLE IV

                              REINSURED RISK AMOUNT

1) Coinsurance plans. Reinsurance premiums are equal to the gross premiums collected on the amounts retained by the Company on the business reinsured multiplied by the reinsurer's coinsurance percentage as defined in Exhibit C.

2) Waiver of Premium and Payor Benefits (as applicable) shall be on a coinsured basis in accordance with the benefit form issued by the Company. The Reinsurer's amount at risk shall be in proportion to the net amount at risk on the underlying policy.

3) Accidental Death Benefit (as applicable) shall be on a coinsurance basis. The Reinsurer's amount at risk shall not exceed the amount in Exhibit C.

                                                            ...END OF ARTICLE IV

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                                    ARTICLE V

                               PREMIUM ACCOUNTING

1) Premiums. Reinsurance premium rates for life insurance, accident and supplemental health insurance and other benefits reinsured under this Agreement are gross premiums charged by the Company multiplied by the reinsurer's coinsurance percentage shown in Exhibit C.

2) Payment of Premiums and Reporting. Reinsurance premiums are payable quarterly and in arrears. Each quarter the Company will self-administer the calculation and payment of reinsurance premium due and, within thirty
      (30) days after the end of the quarter, will send the Reinsurer a report that contains the information shown in Exhibit D, showing reinsurance premiums due for that quarter. If an amount is due the Reinsurer, the Company will remit that amount in cash together with the statement. The Company will furnish to the Reinsurer upon the Reinsurer's request all such supporting documentation underlying the quarterly premium computations as the Reinsurer may request, and shall confer with the Reinsurer, upon the request of the Reinsurer, to address any uncertainties in such quarterly premium computations. See Exhibit H, "Accounting and Cash Transfer Provisions", the provisions of which are incorporated herein.

3) Failure to Pay Premiums. The payment of reinsurance premiums, as and when due under the terms hereof, is a condition precedent to the liability of the Reinsurer for reinsurance covered by this Agreement. In the event that reinsurance premiums are not paid within thirty (30) days of the due date, the Reinsurer will have the right to terminate the reinsurance under all policies having reinsurance premiums in arrears. If the Reinsurer elects to exercise its right of termination, it will give the Company thirty (30) days written notice of termination (the date of the giving of such notice, the "Notice Date"), and termination will be effective on and as of the date which is 30 days following the Notice Date.

      If all reinsurance premiums in arrears, including any that become in arrears during the thirty- day notice period, are not paid before the expiration of the notice period, the Reinsurer will be relieved of all liability under those policies as of the last date to which premiums have been paid for each less any cash values or recapture reserve amounts due. Reinsurance on policies on which reinsurance premiums subsequently fall due will automatically terminate as of the last date to which premiums have been paid for each policy, unless reinsurance premiums on those policies are paid on or before their Remittance Dates. Reinsurance Premium in arrears shall accrue interest at a rate equal to 6% per annum.

      Terminated reinsurance may be reinstated, subject to approval by the Reinsurer, within sixty (60) days of the date of termination, and upon payment of all reinsurance premiums in arrears including any interest accrued thereon. The Reinsurer will have no liability for any claims incurred between the date of termination and the date of the reinstatement of the reinsurance. The right to terminate reinsurance will not prejudice the Reinsurer's right to collect premiums for the period during which reinsurance was in force prior to the expiration of the thirty (30) day notice.

      The Company will not force termination under the provisions of this Article solely to avoid the provisions regarding recapture in Article X, or to transfer the reinsured policies to another reinsurer.

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4)    Although the Reinsurer anticipates that the premium rates and allowances in Exhibit E will apply indefinitely, these rates and allowances are guaranteed only to the extent that the Company guarantees its rates to its policyholders, and only so long as the Company does not modify either the premiums or cost-of-insurance charges of the underlying policies. To the extent the Company modifies premium or cost-of-insurance charges on the underlying policies, or otherwise adjusts the rates the Company charges to its policyholders, the Reinsurer may modify the reinsurance premium rates and allowances in Exhibit E, in which case the Company may recapture such underlying policies based upon terms mutually acceptable to the Company and the Reinsurer.

5) Electronic Data Transmission. If the Company chooses to report its reinsurance transactions via electronic media, the Company shall consult with the Reinsurer to determine the appropriate reporting format. Should the Company subsequently desire to make changes in the data format or the code structure, the Company shall communicate such changes to the Reinsurer in writing prior to the use of such changes in reports to the Reinsurer and shall describe in reasonable detail such proposed changes. Changes in Plan codes and Smoker codes shall be described with particularity.

6) Unearned Premium. The Reinsurer will follow the practices of the Company with regard to refund of premium upon death, surrender, or other termination.

                                                             ...END OF ARTICLE V

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                                   ARTICLE VI

                           COINSURANCE FUNDS WITHHELD

The reinsurance hereunder shall be on a quota share Coinsurance Funds Withheld basis. The quota share reinsured shall be 69%. Funds withheld will be defined at inception as equal to the reinsurance share of the initial reserves (69%) . The Reinsurer's funds withheld asset will be supported by the Company's specific assets listed in Exhibit F and the Company has agreed to hold these assets (listed therein) in trust on behalf of the Reinsurer with those assets being deposited in such trust within ninety (90) days of the Effective Date. . The value of the assets held in trust shall, in the aggregate, approximate as closely as possible the amount of the Reinsurer's Funds Withheld; where the value of the assets is less than the amount of Funds Withheld (and it is not contemplated by the parties that the difference would be a material difference) the Company shall deposit cash into the trust so that the value of the assets in trust taken together with the cash equals the amount of the Reinsurer's Funds Withheld. The assets will be held in trust, and no other assets will be added to the trust except that, in the event that one or more assets held in trust matures during the term of the trust, the Company, subject to the prior agreement of the Reinsurer, will substitute such asset or assets for another asset or assets of equal value to the asset or assets (as the case may be) which have matured, and which is or are otherwise acceptable to the Reinsurer. The interest payable to the Reinsurer on the funds withheld will be as set for in Exhibit H.

As used herein, the term "initial reserves" means the difference between (A) an amount equal to the sum of amounts shown on liability (page 3) lines 1 through 8 and 9.1, 9.2, and 9.3 of the Company's Annual Statement as filed with the Office of the Commissioner of Insurance of the Commonwealth of Puerto Rico (the "Annual Statement"), and (B) the amount equal to the sum of the amounts shown as admitted assets on asset lines 12.1 and 12.2 of the Annual Statement; provided it is understood and agreed that for purposes of computation contemplated hereunder the Company's initial reserves as of December 31, 2005 shall be deemed to be the Company's initial reserves as of the effective date of the Agreement.

The Reinsurer shall establish, on its statutory financial statements for each reporting period, reserves and other financial items on a basis consistent with the reinsurance share of the initial reserves.

                                                            ...END OF ARTICLE VI

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                                   ARTICLE VII

                      REDUCTIONS, TERMINATIONS AND CHANGES

Whenever a change is made in the status, plan, amount or other material feature of a policy reinsured under this Agreement, the Reinsurer will, upon receipt of notification of the change, provide adjusted reinsurance coverage in accordance with the provisions of this Agreement. The Company will notify the Reinsurer of any such change with the next statement following the month in which the change was made.

1)    Reductions and Terminations

      In the event of the reduction, lapse, or termination of a policy or policies reinsured under this Agreement or any other agreement, the Company will reduce or terminate reinsurance on that life. The reinsured amount on the life with all reinsurers will be reduced, effective on the same date, by the amount required such that the Company maintains its retention as defined under this Agreement.

      The Reinsurer will refund any unearned reinsurance premiums net of allowances. However, the reinsured portion of any policy fee (if applicable - See Exhibit E) will be deemed earned for a policy year if the policy is reinsured during any portion of that policy year.

2)    Increases

      For policies reinsured under this Agreement, reinsurance of increases in amounts resulting from contractual policy provisions will be accepted only up to the Automatic Binding Limits shown in Exhibit C.

3) Reinstatement. If a policy reinsured on an automatic basis is reinstated in accordance with its terms and in accordance with Company rules and procedures (a copy of which shall have been provided to the Reinsurer prior to, or at, the date hereof), the Reinsurer will, upon notification of reinstatement, reinstate the reinsurance coverage. The Company will promptly furnish the Reinsurer with a copy of any amendment made from time to time to the Company's rules and procedures.

      Upon reinstatement of the reinsurance coverage, the Company will pay the contractual reinsurance premiums plus accrued interest for the period and at the interest rate stated in Article V, paragraph 3.

4)    Nonforfeiture Benefits

      a.    Extended Term

            If the original policy lapses and extended term insurance is elected under the terms of the policy, reinsurance will continue on the same basis (subject to other provisions of this Agreement) as under the original policy until the expiry of the extended term period.

                                       11

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      b.    Reduced Paid-up

            The amount reinsured and the amount retained will be reduced proportionately.

5) Cash Surrenders. The Reinsurer will reimburse the Company for its proportionate share of the cash surrender amount payable by the Company upon surrender of the policy less any outstanding policy loans.

6) Policy Loans. The Reinsurer shall participate in policy loans and other forms of indebtedness on policies reinsured under this Agreement. See Exhibit H, the relevant terms of which are incorporated herein.

                                                           ...END OF ARTICLE VII

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                                  ARTICLE VIII

                            WARRANTIES AND COVENANTS

1) The Company warrants and covenants that no policy reinsured under this Agreement may be converted, exchanged or replaced by another policy or policy form on a non-contractual basis within the Company. Unless mutually agreed otherwise, policies that are not reinsured with the Reinsurer under this Agreement and that exchange or convert to a plan covered under this Agreement will not be reinsured hereunder and will be expressly excluded from coverage hereunder.

                                                          ...END OF ARTICLE VIII

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                                   ARTICLE IX

                                     CLAIMS

Claims covered under this Agreement include only claims which are those due to the death, injury or illness of the insured on a policy reinsured under this Agreement, and any additional benefits specified in Exhibit B, which are provided by the underlying policy and are reinsured under this Agreement.

1) Notice. The Reinsurer reserves the right to review any claim on a policy reinsured under this Agreement.

2) Proofs. If so requested , the Company will promptly provide the Reinsurer with proper claim proofs, including a copy of the proof of payment by the Company, and a copy of the insured's death certificate. In addition, for contestable claims, if so requested the Company will send to the Reinsurer a copy of all papers and information in connection with the claim.

3) Amount and Payment of Reinsurance Benefits. The Reinsurer will promptly pay the reinsurance benefits due the Company according to the quarterly statement process in effect under this Agreement. The Company's contractual liability for policies reinsured under this Agreement is binding on the Reinsurer. However, for claims incurred during the contestable period, if the total amount of reinsurance ceded to all reinsurers on the policy is greater than the amount retained by the Company, or if the Company retained less than its usual retention on the policy, the Company will consult with the Reinsurer in accordance with paragraph 4 below before conceding liability or making settlement to the claimant.

      The total reinsurance recoverable from all companies will not exceed the Company's total contractual liability on the policy, less the amount retained. The maximum reinsurance benefit payable to the Company under this Agreement is the risk amount specifically reinsured with the Reinsurer (69%), subject to all the other provisions of the this Agreement. The Reinsurer will also pay its proportionate share of the interest that the Company pays on the death proceeds until the date of settlement except if settlement is delayed as a result of a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits, then the Reinsurer will pay its share of interest to the date settlement would have been made if there were no dispute or contest.

      Life benefit payments will be made in a single sum, regardless of the Company's settlement options; provided, however, that such single sum will exclude interest that accrues on settlement options other than single pay.

                                                         ARTICLE IX CONTINUES...

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      The reinsurance benefit for an approved Waiver of Premium claim will be the Reinsurer's proportionate share of the annual gross premium waived on the policy. The Company will continue to pay the life reinsurance premium; however, it will not pay the reinsurance premium for the waiver benefit for the duration of the waiver claim period. The Reinsurer will pay waiver benefits consistent with the Company's mode of premium payment specified in the policy.

4) Contested Claims. The Company will promptly notify the Reinsurer of its intention to contest, compromise, or litigate a claim over $250,000 involving a reinsured policy. The Company will also promptly and fully disclose to the reinsurer all information relating to the claim. Upon receipt of all documents, the Reinsurer will have five (5) working days to notify the Company in writing of its decision to accept participation in the contest, compromise, or litigation. If the Reinsurer has accepted participation, the Company will promptly advise the Reinsurer of all developments in the claim investigation, including notification of any legal proceedings against it in response to denial of the claim. At the request of the Reinsurer, the Company will confer with the Reinsurer to advise it of the status of the investigation, litigation or discussions relating thereto, and will instruct any counsel retained to act on behalf of the Company in connection with the investigation, litigation or related negotiations, to confer with the Reinsurer, upon request of the Reinsurer, regarding the status of the investigation, litigation or related negotiations. In particular, the Company will arrange for the Reinsurer (should the Reinsurer request the same) to participate in discussions with the Company's counsel at the initiation of the contest and prior to the time when the Reinsurer must elect to participate or not participate in the investigation or litigation, as the case may be.

      If the Reinsurer does not accept participation, the Reinsurer will then fulfill its obligation by paying the Company its full share of the reinsurance amount, and will not share in any subsequent reduction or increase in liability, and will not share in loss adjustment expenses or extracontractual obligations.

      If the Reinsurer accepts participation and the Company's contest, compromise, or litigation results in a reduction or increase in liability, the Reinsurer will share in any such reduction or increase in proportion to its share of the risk on the contested policy.

5) Claim Expenses. The Reinsurer will pay its share of reasonable claim investigation and legal expenses (not to exceed 69% of all such expenses) connected with the litigation or settlement of contractual liability claims unless the Reinsurer has discharged its liability pursuant to
      Section IX 4) above. If the Reinsurer has so discharged its liability, the Reinsurer will not participate in any expenses incurred thereafter.

      The Reinsurer will not reimburse the Company for routine claim and administration expenses, including but not limited to the Company's home office expenses, compensation of salaried officers and employees, and any legal expenses other than third party expenses incurred by the Company (which legal expenses shall be borne as provided in the immediately preceding paragraph). Claim investigation expenses do not include expenses incurred by the Company as a result of a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits.

6) Misrepresentation or Suicide. If the Company returns premium to the policyowner or beneficiary as a result of misrepresentation or suicide of the insured, the Reinsurer will refund net reinsurance premiums received on that policy without interest to the Company in lieu of any other form of reinsurance benefit payable under this Agreement.

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7)    Misstatement of Age or Sex. In the event of a change in the amount of the
      Company's liability on a reinsured policy due to a misstatement of age or sex, the Reinsurer's liability will change proportionately. The face amount of the reinsured policy will be adjusted from the inception of the policy, and any difference in premiums net of allowances will be settled without interest.

8) Extra-Contractual Damages. The Reinsurer will not participate in punitive or compensatory damages that are awarded against the Company as a result of an act, omission, or course of conduct committed by the Company, its agents, or representatives in connection with claims covered under this Agreement. If the Reinsurer elected in writing to join in the contest of the coverage in question, the Reinsurer will pay its share (not to exceed 69% of all statutory penalties) of statutory penalties awarded against the Company in connection with claims covered under this Agreement.

      The parties recognize that circumstances may arise in which equity would require the Reinsurer, to the extent permitted by law, to share proportionately in punitive and compensatory damages. The parties agree that such circumstances are limited to those situations in which the Reinsurer recommended in writing, consented to in writing, or ratified in writing, the act or course of conduct of the Company that ultimately resulted in the assessment of the extra-contractual damages. In such situations, the Reinsurer and the Company will share such damages so assessed, in equitable proportions.

      For purposes of this Article, the following definitions will apply.

      "Punitive Damages" are those damages awarded as a penalty, the amount of which is neither governed nor fixed by statute.

      "Compensatory Damages" are those amounts awarded to compensate for the actual damages sustained, and are not awarded as a penalty, nor fixed in amount by statute.

      "Statutory Penalties" are those amounts awarded as a penalty, but are fixed in amount by statute.

                                                               END OF ARTICLE IX

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                                    ARTICLE X

                                    RECAPTURE

Any recapture will be based upon terms to be mutually agreeable to the Company and the Reinsurer. After the effective date of recapture, the Reinsurer will not be liable for any reinsured policies or portions of such reinsured policies eligible for recapture that the Company has overlooked. A change to the Company's maximum retention limits will not affect the reinsured policies in force except as specifically provided elsewhere in this Agreement.

                                                             ...END OF ARTICLE X

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                                   ARTICLE XI

                               GENERAL PROVISIONS

1) Currency. All payments and reporting by both parties under this Agreement will be made in the currency specified in Exhibit C.

2) Premium Tax. The Reinsurer will reimburse the Company for premium taxes based on the reinsurer's coinsurance percentage.

3) Inspection of Records. The Reinsurer and the Company, or their duly authorized representatives, will have the right to inspect and audit original papers, records, and all documents relating to the business reinsured under this Agreement including but not limited to underwriting, claims processing, and administration. Such access will be provided during regular business hours at the office of the inspected party. The Reinsurer may suspend payments relating to matters in dispute that arise from such inspection and audit until such dispute is resolved by the parties either through mutual agreement or by arbitration in accordance with Article XIV.

4) USA Patriot Act and Blocked Persons. The Company covenants to the Reinsurer that it will comply with United States Treasury Department's Office of Foreign Assets Control and USA Patriot Act requirements (the "Laws") in connection with the payment of claims, and agrees that all claims paid by the Company in violation of the Laws will not be reinsured under this Agreement. For the avoidance of doubt, the Company acknowledges and agrees that the Reinsurer has no liability for claims paid by the Company in violation of the Laws ("Excluded Claims"); provided, however, that the Reinsurer shall reimburse the Company for all premiums received by the Reinsurer, less expense allowances (including commissions and premium taxes, etc.) paid by the Reinsurer, regarding the policies to which such Excluded Claims relate. The Company agrees to indemnify and hold harmless the Reinsurer from and against any and all sanctions, penalties, assessments and other liabilities (including the fees of counsel) suffered or incurred by the Reinsurer arising from, relating to or in connection with the payment of an Excluded Claim.

5) Off-Set. Any debts or credits, in favor of or against either the Reinsurer or the Company with respect to this Agreement are deemed mutual debts or credits and may be offset, and only the balance will be allowed or paid.

      The right of offset will not be affected or diminished because of the insolvency of either party.

      See Exhibit H for relevant provisions thereof.

6) Errors and Omissions. If through unintentional error, oversight, omission, or misunderstanding (collectively referred to as "errors"), the Reinsurer or the Company fails to comply with the terms of this Agreement and if, upon discovery of the error by either party, the other is promptly notified, each thereupon will be restored to the position it would have occupied if the error had not occurred, including interest.

                                                         ARTICLE XI CONTINUES...

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      If it is not possible to restore each party to the position it would have occupied but for the error, the parties will endeavor in good faith to promptly resolve the situation in a manner that is fair and reasonable, and most closely approximates the intent of the parties as evidenced by this Agreement.

      For the avoidance of doubt, the parties agree that this paragraph 6 relates only to clerical and ministerial errors. However, the Reinsurer will not provide reinsurance for policies that do not satisfy the parameters of this Agreement, nor will the Reinsurer be responsible for negligent or deliberate acts or for repetitive errors in administration by the Company. If either party discovers that the Company has failed to cede reinsurance as provided in this Agreement, or failed to comply with its reporting requirements, the Reinsurer may require the Company to audit its records for similar errors and to take the actions necessary to avoid similar errors in the future.

7) Company Forms and Rates. The Company will furnish the Reinsurer with a copy of its application forms, policy and rider forms, premium and nonforfeiture values, reserve tables, and any other forms or tables needed for proper handling of reinsurance under this contract. The Company will advise the Reinsurer in writing of any changes to existing forms, nonforfeiture values and reserve tables, or new forms it may adopt.

                                                            ...END OF ARTICLE XI

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                                   ARTICLE XII

                                   INSOLVENCY

1)    Insolvency. The Company will be deemed insolvent when it:

      a. applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor of its properties or assets; or

      b.    is adjudicated as bankrupt or insolvent; or

      c. files or consents to the filing of a petition in bankruptcy, seeks reorganization to avoid insolvency or makes formal application for any bankruptcy, dissolution, liquidation or similar law or statute; or

      d. becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party's domicile.

2) Insolvency of the Company. In the event of the insolvency of the Company, all reinsurance payments due under this Agreement will be payable directly to the liquidator, rehabilitator, receiver, or statutory successor of the Company, without diminution because of the insolvency, for those claims allowed against the Company by any court of competent jurisdiction or by the liquidator, rehabilitator, receiver or statutory successor having authority to allow such claims.

      In the event of insolvency of the Company, the liquidator, rehabilitator, receiver, or statutory successor will give written notice to the Reinsurer of all pending claims against the Company on any policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding. While a claim is pending, the Reinsurer may investigate and interpose, at its own expense, in the proceeding where the claim is adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, rehabilitator, receiver, or statutory successor.

      The expense incurred by the Reinsurer will be chargeable, subject to court approval, against the Company as part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to the Company solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expense will be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the Company.

      The Reinsurer will be liable only for the amounts reinsured and will not be or become liable for any amounts or reserves to be held by the Company on policies reinsured under this Agreement.

                                                           ...END OF ARTICLE XII

                                  ARTICLE XIII

                REINSURER'S RIGHT OF NOTICE OF UNUSUAL PRACTICES

IN providing reinsurance facilities to the Company under this Agreement, the Reinsurer has granted the Company considerable authority with respect to automatic binding power, reinstatements, claim settlements, and the general administration of the reinsurance account. The Reinsurer assumes that, except as otherwise notified in writing by the Company, and agreed to in writing by the Reinsurer, the underwriting, claims and other insurance practices employed by the Company with respect to reinsurance ceded under this Agreement are consistent with the customary and usual practices of the insurance industry as a whole. Where the Company does engage in exceptional or uncustomary practices or implements a change in its underwriting rules or guidelines, with respect to business covered under this Agreement, the Company agrees to advise the Reinsurer in writing forty-five (45) days prior to implementing such practice or change and receive a written acceptance of said practice or change from the Reinsurer before assigning any liability to the Reinsurer with respect to any reinsurance issued under or impacted or effected by such practice or change. The Company acknowledges and agrees that its covenant to the Reinsurer to so advise the Reinsurer of any exceptional or uncustomary practice or implementation of such a change is a material inducement to the Reinsurer agreeing to enter into this Agreement, and absent such a covenant, the Reinsurer would not have entered into this Agreement. In the event the Company does not receive written acceptance from the Reinsurer of the proposed change in practice, or the Reinsurer declines to accept the change in practice proposed by the Company, then no liability shall be assumed by the Reinsurer with respect to any policy issued by the Company under, or effected by, such practice or change.

                                                          ...END OF ARTICLE XIII

                                   ARTICLE XIV

                                   ARBITRATION

It is the intention of the Reinsurer and the Company that the customs and practices of the life insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all matters with the highest good faith. However, if the Reinsurer and the Company cannot mutually resolve a dispute that arises out of or relates to this Agreement, the dispute will be decided through arbitration as a precedent to any right of action hereunder.

To initiate arbitration, either the Company or the Reinsurer will notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent will respond to the notification in writing within fifteen (15) days of its receipt.

There will be three arbitrators who will be current or former senior officers of life insurance or life reinsurance companies other than the parties to this Agreement, their affiliates or subsidiaries. Each of the parties will appoint one of the arbitrators and these two arbitrators will select the third. If either party refuses or neglects to appoint an arbitrator within sixty (60) days of the initiation of the arbitration, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within thirty (30) days of the appointment of the second arbitrator, then the appointment of the third arbitrator shall be from the ARIAS-U.S. list of certified arbitrators.

Once chosen, the arbitrators are empowered to select the site of the arbitration and decide all substantive and procedural issues by a majority of votes. As soon as possible, the arbitrators will establish arbitration procedures as warranted by the facts and issues of the particular case. The arbitrators will have the power to determine all procedural rules of the arbitration, including but not limited to inspection of documents, examination of witnesses and any other matter relating to the conduct of the arbitration. The arbitrators may consider any relevant evidence; they will weigh the evidence and consider any objections. Each party may examine any witnesses who testify at the arbitration hearing.

The arbitrators will base their decision on the terms and conditions of this Agreement and the customs and practices of the life insurance and reinsurance industries rather than on strict interpretation of the law. The decision of the arbitrators will be made by majority rule and will be submitted in writing. The decision will be final and binding on both parties and there will be no appeal from the decision. Either party to the arbitration may petition any court having jurisdiction over the parties to reduce the decision to judgment.

Unless the arbitrators decide otherwise, each party will bear the expense of its own arbitration activities, including its appointed arbitrator and any outside attorney and witness fees. The parties will jointly and equally bear the expense of the third arbitrator and other costs of the arbitration.

This Article will survive termination of this Agreement.

                                                           ...END OF ARTICLE XIV

                                   ARTICLE XV

                                 CONFIDENTIALITY

The Company and the Reinsurer agree that Customer and Proprietary Information will be treated as confidential. Customer Information includes, but is not limited to, medical, financial, and other personal information about proposed, current, and former policyowners, insureds, applicants, and beneficiaries of policies issued by the Company. Proprietary Information includes, but is not limited to, business plans and trade secrets, mortality and lapse studies, underwriting manuals and guidelines, applications and contract forms, and the specific terms and conditions of this Agreement.

Customer and Proprietary Information will not include information that:
a. is or becomes available to the general public through no fault of the party receiving the Customer or Proprietary Information (the "Recipient");

b.    is independently developed by the Recipient;

c.    is acquired by the Recipient from a third party not covered by a confidentiality agreement; or
d.    is disclosed under a court order, law or regulation.

The parties will not disclose such information to any other parties unless agreed to in writing, except as necessary for retrocession purposes, as requested by external auditors, as required by court order, or as required or allowed by law or regulation. The Company acknowledges that the Reinsurer can aggregate data with other companies reinsured with the Reinsurer provided that the Reinsurer acts reasonably to ensure that the data cannot be identified as belonging to the Company.

                                                            ...END OF ARTICLE XV

                                   ARTICLE XVI

                              DURATION OF AGREEMENT

This Agreement is indefinite as to its duration.

                                                           ...END OF ARTICLE XVI

                                  ARTICLE XVII

                         ELIGIBLE POLICIES AND EXECUTION

This Agreement is effective as of 12:01 a.m. on December 22, 2005, and applies to all eligible policies with issue dates on or before such date.

This Agreement has been made in duplicate and is hereby executed by both parties.

GREAT AMERICAN LIFE ASSURANCE COMPANY
OF PUERTO RICO
San Juan, Puerto Rico

Date:           December 15, 2005

By:           /s/
              _____________________________
Name:         Arturo Carrion
Title:        President

Witness:
              _____________________________

SEGUROS DE VIDA TRIPLE-S, INC.
San Juan, Puerto Rico

Date:         December 15, 2005

By:           /s/
              _____________________________
Name:         Roberto Morales, Esq.
Title:        President

Witness:
              _____________________________

                                                             END OF ARTICLE XVII

                                    EXHIBIT A

RETENTION LIMITS OF THE COMPANY

A.1   LIFE INSURANCE, ACCIDENT AND SUPPLEMENTAL HEALTH INSURANCE

      THE COMPANY'S COINSURANCE PERCENTAGE

      The Company will cede 69% of each policy reinsured under this Agreement, net of third party reinsurance.

A.2   WAIVER OF PREMIUM DISABILITY BENEFITS

      Applicable, as included with the business reinsured under this Agreement, in which case the Company shall retain an amount in the same proportion as its life insurance, accident and supplemental health insurance retention.

A.3   ACCIDENTAL DEATH BENEFITS

      Applicable, as included with the business reinsured under this Agreement, in which case the Company shall retain an amount in the same proportion as its life insurance, accident and supplemental health insurance retention.

A.4   RIDERS

      Applicable, as included with the business reinsured under this Agreement, in which case the Company shall retain an amount in the same proportion as life insurance, accident and supplemental health insurance retention.

                                    EXHIBIT B

PLANS COVERED

Policy plans, riders and benefits issued on plans with effective dates within the applicable period shown below may qualify for automatic reinsurance under the terms of this Agreement.

B.1   PLAN TYPE                                                START DATE

Debit Life, Direct Ordinary Life                           December 22, 2005
Universal Life                                             December 22, 2005
Direct Ordinary Health  (Accident and Health)              December 22, 2005
Debit Health (Accident and Health)                         December 22, 2005
Pre-need                                                   December 22, 2005
Annuities                                                  December 22, 2005

B.2   WAIVER OF PREMIUM DISABILITY BENEFITS

      Applicable, as included with the business reinsured under this Agreement, in which case the Company shall retain an amount in the same proportion as its life insurance and accident and health insurance retention.

B.3   ACCIDENTAL DEATH BENEFITS

      Applicable, as included with the business reinsured under this Agreement, in which case the Company shall retain an amount in the same proportion as its life insurance and accident and health insurance retention.

B.4   RIDERS

      Applicable, as included with the business reinsured under this Agreement, in which case the Company shall retain an amount in the same proportion as its life insurance and accident and health insurance retention.

B.5   PLAN TYPE (FOR EACH PLAN IDENTIFIED)

      Life insurance and accident and health insurance reinsured under this Agreement. (The Company shall attach a complete list of policy form numbers.)

B.6   Automatic Reinsurance

      Automatic reinsurance applies to policies placed in force prior to June 30, 2006, which date may be extended at the option of the Reinsurer.

                                    EXHIBIT C

AUTOMATIC BINDING LIMITS

The limits in this Exhibit C refer to insured lives and accident and health insureds reinsured under this Agreement.

C.1   LIFE REINSURANCE AND ACCIDENT AND HEALTH REINSURANCE

      REINSURER'S COINSURANCE PERCENTAGE

      The Reinsurer's share will be sixty nine percent (69%) of each policy reinsured under this Agreement, net of third party reinsurance.

C.2   RECAPTURE

      Not Applicable.

C.3   CURRENCY

      U.S. ($) Dollars only.

C.4   TERRITORIES

      Territories covered under this Agreement include only the Commonwealth of Puerto Rico.

                                   EXHIBIT D-1

PROCEDURES FOR REPORTING

The Company will maintain adequate records to administer the reinsurance accounts and will cede reinsurance under this Agreement on a self-administration basis. The Company will provide the Reinsurer with an activity report on computer disk or other mutually agreed upon electronic media, substantially in conformity with the following:

A)    QUARTERLY AND RENEWAL PREMIUM STATEMENT

      The Company will provide the Reinsurer with a report of all reinsurance policies renewing during the past month(s) accompanied by reinsurance premiums for such policies which should include the following:

A)    MONTHLY POLICY EXHIBIT REPORT

      The Company will provide a summary of new issues, terminations, recaptures, changes, death claims and reinstatements during the month(s)
      and the inforce reinsurance at the end of            the           month.

B)    QUARTERLY IN FORCE AND RESERVE LISTING

      Within thirty (30) days after the close of each calendar quarter, the Company will furnish the Reinsurer with a summary showing premiums earned by line of business and by agreed upon sublines.

                                   EXHIBIT D-2

                   REQUEST FOR FINANCIAL REPORTING INFORMATION

Please provide the following information as soon as practical after the close of the quarter but not later than the due date as stated in the treaty. Please provide monthly or other interim reports if available. ALL REPORTS SHOULD INCLUDE BOTH THE REINSURER'S TREATY NUMBER AS WELL AS THE COMPANY'S REFERENCE NUMBER. The Company must maintain and provide upon request, sufficiently detailed reports such that reserve calculations can be independently verified by the Reinsurer's auditors and examiners.

A)    QUARTERLY REPORTING

        1)    Policy counts and face amount ceded.

        2) Gross and tabular net due, deferred and advance premium split between first year and renewal.

        3) Statutory reserves should be split between YRT and coinsurance reserves and by type of reserve and issue year. Type of reserve should coincide with Exhibit 5, 6, 7 and 8 of the Annual Statement; e.g. Exhibit 5, Section A - Life Insurance, Section B - Annuity, ... Section G - Deficiency Reserves etc. If possible, it should also be segregated by business type, e.g. Whole Life, Term, Universal Life, Interest Sensitive Whole Life, etc.

        4) Account value roll forward for Universal Life, Deferred Annuity and similar products.

        5) Claim information - Claim Number, Policy number, Insured's Name, Business or Policy Type, Type of Reinsurance (Co or
              YRT), Notification Date, Date of Death, Date of Birth, Cause of Death, Claim Amount, Status (paid, pending, resisted).

        6) Estimated tax reserves corresponding to the statutory reserves described above (4th quarter only). 7) Policy level detail statutory reserve listing via electronic media if practical.

B)    ANNUAL STATUTORY REPORTING

        1) Reserves in Exhibit 5 format (if not provided by valuation basis in quarterly reports).

        2)    Page 7, Analysis in Increase in Reserves.

        3)    Actuarial Opinion signed by the appointed actuary

        4) For reserves using X-factors that are less than 100% in any duration, an actuarial opinion supported by an actuarial report with sufficient supporting documentation and detailed data to allow an independent review of the X-factors.

        5)    Policy Exhibit

        6) Policy level detail statutory reserve listing via electronic media. 7) Exhibit reconciling detail listing to summary reports.

C)    STATUTORY ANNUAL STATEMENT when published.

D)    ELECTRONIC DATA TRANSMISSION.

      If the Company uses electronic data transfer, the Company shall consult with the Reinsurer to determine the appropriate reporting format. Should the Company subsequently desire to make changes in the data format or the code structure, the Company shall communicate such changes to the Reinsurer prior to the use of such changes in reports.

                                    EXHIBIT E

REINSURANCE PREMIUM RATES, ADMINISTRATIVE EXPENSE ALLOWANCES AND COMMISSION ALLOWANCES

E.1   LIFE AND ACCIDENT AND HEALTH

      Plans covered under this Agreement will be reinsured on a coinsurance funds withheld basis. Reinsurance premiums are equal to the gross premiums collected on the amounts retained by the company on the business reinsured multiplied by the reinsurer's coinsurance percentage.

      ACQUISITION EXPENSE ALLOWANCES

POLICY TYPE                          BASIS          FEES (PER ANNUM)
----------------------------------   ------------   ---------------------------------------
Debit Life                           Per Policy     $55.00
Direct Ordinary Life - Medical       Per Policy     $175.00 + 20% of first year commissions
Direct Ordinary Life - Non-Medical   Per Policy     $50.00 + 20% of first year commissions
Direct Ordinary Health               Per Policy     $50.00
Debit Health                         Per Policy     $55.00
Annuities                            Per Policy     $25.00

      ADMINISTRATIVE EXPENSE ALLOWANCES

POLICY TYPE                          BASIS          FEES (PER ANNUM)
---------------------------          ------------   ----------------
Debit Life                           Per Policy     $28.72
Direct Ordinary Life                 Per Policy     $45.00
Direct Ordinary Health               Per Policy     $25.00
Debit Health                         Per Policy     $28.72
Annuities                            Per Policy     $30.00

      COMMISSION ALLOWANCES

POLICY TYPE                                BASIS                    FEES (PER ANNUM)
----------------------------------------   ----------------------   ---------------------
Debit Life                                 Percentage of Premium    First Year - 80%
                                                                    Renewal Years - 17.5%
American Freedom Term and Universal Life   Percentage of Premium

                                                                    First Year - 69% - 90% Varying
                                                                    by Plan
                                                                    Years 2 - 10 - 7%
                                                                    Years 11+ - 2%
                                                                    Plus Bonus

Universal Life - GA                        Percentage of Premium    First Year 80% of Target

Life Series                                       Years 2-10 7.5% of Target
                                                  Years 11+  3.0% of Target
                                                  Years 1-10 4.5% of Excess
                                                  Years 11+  3.0% of Excess
                                                  Plus Bonus

 Direct Ordinary Health   Percentage of Premium   First Year - 75%
                                                  Renewal Years - 20%

 Debit Health             Percentage of Premium   First year - 71%
                                                  Renewal years - 17.5%

 Annuities                Percentage of Premium   5% in all years

      For purposes of the cash settlements described in Exhibit H, the expense allowances for each quarter shall be calculated as follows:

      a. "Per policy" acquisition allowances shall be calculated as 69% of the amounts shown, multiplied by the numbers of policies of each type paid for during the quarter.

      b. "per policy" administrative expense allowances shall be calculated as 69% of the amounts shown, multiplied by the average of the numbers of policies of each type inforce at the beginning and the end of the quarter.

      c. Commission allowances shall be calculated on the basis of 69% of collected first year and renewal premiums for each class of policy.

      d. Allowances based on percentages of commissions shall be calculated based on commissions as described in (c) above.

E.2   INITIAL CEDING ALLOWANCE

      $60,000,000.00 U.S. See Exhibit H.

                                    EXHIBIT F

                           ASSETS TO BE HELD IN TRUST

CUSIP       SECURITY NAME
---------   -----------------------------------
912810DY1   U.S. TREASURY BONDS 8.75 5-15-17
912810DV7   U.S. TREASURY BONDS 9.25 2-15-16
912810EL8   U.S. TREASURY BONDS 8.0 11-15-21
912810DW5   U.S. TREASURY BONDS 7.25 5-15-16
912810ED6   U.S. TREASURY BONDS 8.125 8-15-19
912810EH7   U.S. TREASURY BONDS 7.875 2-15-21
912810EM6   U.S. TREASURY BONDS 7.25 8-15-22
912810DL9   U.S. TREASURY BONDS 12.50 8-15-14
912828BQ2   U.S. TREASURY BONDS 3.375 11-15-08
912810DX3   U.S. TREASURY BONDS 7.50 11-15-16
912810EP9   U.S. TREASURY BONDS 7.125 2-15-23
912810DU9   U.S. TREASURY BONDS 9.375 2-15-06
912828BK5   U.S. TREASURY NOTES 3.125 09-15-08
912828EC0   U.S. TREASURY NOTES 4.125 08-15-08
9128277B2   U.S. TREASURY NOTES 5.00 8-15-11

*Par amounts and interest rates should be shown for all real assets.

The parties shall make appropriate adjustments to reflect the actual amount of reserves reinsured as of December 31, 2005.

                                    EXHIBIT G

                                 TRUST AGREEMENT

                                    EXHIBIT H

                     ACCOUNTING AND CASH TRANSFER PROVISIONS

1.    Accounting and Cash Transfer Provisions

2. Initial funds withheld. No cash transfers on the Effective Date. The ceding commission and the funds withheld are accomplished as described in
      Article VI. As noted in Article VI, certain assets (detailed in Exhibit F) are to be held in trust by the company for the benefit of the reinsurer. Interest on these assets shall accrue to the benefit of the reinsurer from January 1, 2006, without regard to the date on which they are actually placed in the Trust.

3. Tracking from December 22 through December 31, 2005. The parties agree that for accounting purposes, actual tracking of premiums, claims, and allowances shall commence on January 1, 2006. In place of such actual tracking for the period December 22 - December 31, 2005, the parties agree to deem that the result of such tracking would have been a net payment of $400,000 from the company to the Reinsurer; such payment will be included in the first quarterly settlement.

4. First quarterly settlement. The first quarterly settlement shall be for the quarter ending March 31, 2006.

5. Elements of each quarterly settlement. The Company shall pay to the reinsurer a net amount calculated as follows (which, if negative, shall mean that the reinsurer pays the amount to the company) calculated as A x B, where A =

      a.    Reinsurance premiums for the quarter, calculated as in Article V
            (1), on a basis consistent with the reporting of premiums on line 1 of the "Analysis of Operations by Lines of Business" page of the statutory financial statement, minus

      b. Claims for the quarter, calculated as in Article IX, on a basis consistent with the reporting of claims on lines 10 through 17 of the "Analysis of Operations by Lines of Business" page of the statutory financial statement, minus

      c. Expense allowances for the quarter, calculated as set forth in Exhibit E, plus

      d.    (for the March 31, 2006 settlement only) $165,000, plus

      e. Interest earned (whether or not received by the company) during the quarter on assets held in the trust, plus

      f. An adjustment for policy loans, equal to [i1 minus i2] x [mean policy loan asset for the quarter], where
            i1 = net earned rate of interest for the quarter on policy loans and i2 = net earned rate of interest for the Quarter on all other assets of the Company.

      And B = 1.0125 if the net payment is made within 30 days following the end of the quarter, and (1.0125 plus .0002N) otherwise, where N is the number of days in excess of 30 from the end of the quarter until the date of payment.

                                       36